GeNOsys Inc. Hires New Chief Financial Officer

  PROVO, Utah-- (BUSINESS WIRE) Tuesday, November 14, 2006 GeNOsys (generated nitric oxide systems) Inc, (OTC:BB GNYS), a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems, announces that Mr. Michael J. Holman has agreed to join the Company as its new Chief Financial Officer.

  Mr. Holman came to GeNOsys, Inc. in November, 2006, bringing with him nearly 18 years of experience in technology, start up business, progressive sales, and successful strategic business development. Mr. Holman is a CPA with extensive experience and most recently, held the position of Chief Financial Officer for a progressive cutting edge software technology company where he was instrumental in the rapid growth and development of that company. Mr. Holman's career has included such notable companies as Texas Gulf Inc., American Stores Company, Icon Health and Fitness, Simmons Media Group and Bonneville International Corporation. Mr. Holman's experience in public reporting companies and knowledge of financial statement preparation and analysis and profit-loss responsibilities qualify him to enhance and preserve the growth and stability of GeNOsys, Inc.

  Mr. Clark Mower, GeNOsys' Director stated, "We are happy to announce the retaining of Mr. Holman as our new Chief Financial Officer. His experience with companies, public and private, make him an ideal member of our management staff. We look forward to using his financial prowess to ensure our efforts are focussed on areas that best benefit the Company and our shareholders."

  GeNOsys, Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. GeNOsys management believes it can reduce regulatory time through the use of strategic suppliers. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company's Website at: www.genosysusa.com

  This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

  Contact Information:
  GeNOsys Inc., Provo
  Michael Dancy, 801-746-3570
  e-mail: investor@geNOsysusa.com